Exhibit 99.1

Company Contacts:	Investor Contacts:
Restore Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
J. Robert Paulson, Jr., CEO	Kim Sutton Golodetz (Kgolodetz@lhai.com)
Christopher R. Geyen, CFO	(212) 838-3777
(651) 634-3111	Bruce Voss (Bvoss@lhai.com)
www.restoremedical.com	(310) 691-7100

RESTORE MEDICAL REPORTS FOURTH QUARTER FINANCIAL RESULTS AND ESTIMATED FIRST QUARTER NET SALES

Conference call begins today at 5:00 pm Eastern time

ST. PAUL, Minn. (March 27, 2008) – Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System, today announced financial results for the three and 12 months ended December 31, 2007, and estimated net sales for the first quarter of 2008. The Pillar Palatal Implant System is a proven and effective in-office treatment for people suffering from snoring and mild to moderate obstructive sleep apnea (OSA) that improves the lifestyles of patients and their bed partners by helping them to sleep better, feel better and live better.

Net sales for the fourth quarter of 2007 were $788,000, compared with net sales of $1.1 million for the fourth quarter of 2006. U.S. sales were $764,000 for the fourth quarter of 2007, compared with $941,000 in the prior year quarter, and international sales were $24,000 in the fourth quarter of 2007, compared with $165,000 for the fourth quarter of 2006. Net sales for the full 2007 year were $4.1 million, compared with net sales of $5.9 million in 2006. U.S. sales were $3.7 million in 2007, compared with $4.6 million in 2006, and international sales were $419,000 for 2007, compared with $1.3 million in 2006.

“Our fourth quarter sales results reflect five primary factors,” said Bob Paulson, President and CEO. “During the quarter we had five open sales territories, representing 25% of our sales force and the majority of the decrease in U.S. sales compared with the prior-year quarter. Over the course of 2007, we essentially replaced our entire current U.S. sales force as part of our consultative sleep practice development strategy, and we intentionally did not fill these five open sales territories in the fourth quarter while we continued to closely monitor and evaluate the progress of our new initiatives regionally across the country. Although overall market conditions impacted our U.S. business in the quarter similar to other lifestyle medicine markets, our quarterly results also reflect our ongoing strategic shift to emphasize repeat business from existing customers over attracting new ENT customers. Lastly, the decline in international sales was expected and is consistent with our previously announced decision to focus on our U.S. business.”

Paulson added, “The most important objectives of the consultative sleep practice development sales and marketing programs we introduced in the U.S. during 2007 were to increase the number of Pillar Procedures performed and reorders from select customers in each territory who are committed to treating sleep patients and growing their sleep practices, as opposed to broadly seeking new customers who merely expressed an interest in sleep. Although sales declined in the fourth quarter for the reasons discussed above, our focused consultative approach demonstrated meaningful results in the fourth quarter with the number of reorders from U.S. customers increasing by 24% over the fourth quarter of 2006.”

Gross profit for the fourth quarter of 2007 was $566,000 or 72% of net sales, compared with gross profit of $697,000 or 63% of net sales for the fourth quarter of 2006. Gross profit for 2007 was $3.1 million or 75% of net sales, compared with gross profit of $4.2 million or 71% of net sales for 2006. This gross margin improvement in 2007 was due to lower production costs and increased manufacturing efficiencies.

The reported net loss attributable to common stockholders in the fourth quarter of 2007 was $3.1 million, or $0.19 per share, compared with a net loss of $4.1 million, or $0.26 per share, in the fourth quarter of 2006. The reported net loss attributable to common stockholders in 2007 was $13.5 million, or $0.84 per share, compared with a net loss of $33.8 million, or $3.26 per share, for 2006.

Restore Medical had cash, cash equivalents and short-term investments of $10.2 million as of December 31, 2007, compared with $23.8 million as of December 31, 2006. As a result of the fact that the Company will need to raise additional capital to fund future operations beyond mid 2008, the Audit Report issued by the Company’s Independent Registered Public Accountants that is included in Company’s Annual Report on Form 10-K for the year ended December 31, 2007, states in part, that the Company currently does not have sufficient capital resources to fund future operations, which raises substantial doubt about the Company’s ability to continue as a going concern. NASDAQ’s marketplace rules require NASDAQ-listed companies to publicly announce the receipt of an audit opinion containing a going concern qualification. The Company anticipated this going concern opinion and has been actively exploring various equity and strategic financing alternatives to ensure the Company has sufficient capital to fund operations.

Estimated First Quarter 2008 Net Sales
Restore Medical estimates that net sales for the first quarter of 2008 will be more than $1.2 million. U.S. sales are estimated to be more than $1.0 million, up slightly from the first quarter of 2007 and up more than 30% sequentially over the fourth quarter of 2007. International sales are estimated to be approximately $200,000, a significant increase over both the first and fourth quarters of 2007.

Mr. Paulson commented, “We believe the revenue growth we have seen in the first quarter of 2008 reflects building momentum with our key customers as our sales and marketing strategies gain traction in the dynamic and rapidly evolving sleep market, despite the fact we had five open sales territories in the U.S. We are encouraged that throughout 2007 and early 2008 we have seen a number of positive developments, not only in our business, but also in the evolution of the sizeable and growing sleep market. In February, the first peer-reviewed Level 1 randomized placebo study validating use of the Pillar Procedure to effectively treat both mild to moderate OSA and chronic snoring was published, and two weeks ago, The Centers for Medicare and Medicaid Services implemented a national coverage determination to reimburse home sleep studies, which has long been advocated by the American Academy of Otolaryngology. Chronic snoring and OSA are health, quality-of-life and lifestyle issues for millions of people. Increasing numbers of people, and their doctors, are seeking alternatives to traditional sleep therapies and surgical procedures, and we expect the Pillar Procedure will be an increasingly important treatment option in the continuum of care for obstructive sleep disorders.”

Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning at 5:00 p.m. Eastern time (4:00 p.m. CDT) to discuss these financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (800) 642-1381 from the U.S., or (706) 634-7417 from outside the U.S. A telephone replay will be available from 7:00 p.m. Eastern time on March 27, 2008 through 11:59 p.m. Eastern time on March 29, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The conference ID is 36602874.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of Restore Medical’s web site at www.restoremedical.com. A replay will be available on the web site.

About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.

For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.

Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its available cash and financing plans, expected net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, available cash resources, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2007. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.

RESTORE MEDICAL, INC.
Balance Sheets
(In thousands, except per share amounts)

	December 31,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$3,964	$11,377
Short-term investments	6,285	12,463
Accounts receivable, net of allowance for doubtful accounts of $21 and $86, respectively	604	1,262
Related-party receivables	16	33
Inventories	785	598
Prepaid expenses	141	237
Other current assets	13	10

Total current assets	11,808	25,980
Machinery and equipment, net	487	539
Deferred debt issuance costs, net of accumulated amortization of $251 and $128, respectively	123	246

Total assets	$12,418	$26,765

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$275	$670
Accrued expenses	344	939
Accrued payroll and related expense	616	519
Current portion of long-term debt, net of debt discount of $37 and $37, respectively	2,806	2,192

Total current liabilities	4,041	4,320
Long-term debt, net of debt discount of $0 and $37, respectively	143	2,863
Other long-term liabilities	16	14

Total liabilities	4,200	7,197

Commitments and contingencies

Stockholders’ equity:
Common stock $0.01 par value: 50,000,000 shares authorized; issued and outstanding 15,731,094 and 15,534,244 shares, respectively	157	155
Additional paid-in capital	94,228	92,772
Deferred stock-based compensation	(690)	(1,395)
Accumulated deficit	(85,477)	(71,964)
Total stockholders’ equity	8,218	19,568

Total liabilities and stockholders’ equity	$12,418	$26,765

RESTORE MEDICAL, INC.
Statements of Operations
(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)
Net sales	$788	$1,106	$4,101	$5,886
Cost of sales (1)	222	409	1,035	1,695

Gross margin	566	697	3,066	4,191

Operating expenses:
Research and development (1)	711	747	3,277	3,007
General and administrative (1)	954	1,142	4,598	4,960
Sales and marketing (1)	1,988	3,061	8,867	10,022

Total operating expenses	3,653	4,950	16,742	17,989

Loss from operations	(3,087)	(4,253)	(13,676)	(13,798)

Other income (expense):
Interest income	146	340	852	952
Interest expense	(148)	(217)	(689)	(734)
Preferred stock warrant gain (loss)	—	—	—	500
Other, net	—	39	—	50

Total other income (expense)	(2)	162	163	768

Net loss	(3,089)	(4,091)	(13,513)	(13,030)

Deemed dividend from revision of preferred stock conversion price	—	—	—	(20,799)

Net loss attributable to common stockholders	$(3,089)	$(4,091)	$(13,513)	$(33,829)

Basic and diluted net loss per common share before deemed dividend from revision of preferred stock conversion price	$(0.19)	$(0.26)	$(0.84)	$(1.26)
Effect of deemed dividend from revision of preferred stock conversion price	—	—	—	(2.00)

Basic and diluted net loss per common share	$(0.19)	$(0.26)	$(0.84)	$(3.26)

Basic and diluted weighted average common shares outstanding	16,108,957	15,890,720	16,066,649	10,377,793

(1) Includes stock-based compensation of:
Cost of sales	$25	$26	$103	$79
Research and development	79	47	206	148
General and administrative	253	432	1,363	1,415
Sales and marketing	59	5	282	211

	$416	$510	$1,954	$1,853

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